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               Harrah's Entertainment, Inc.
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Material submitted by:

Hotel Employees and Restaurant
Employees International Union ("HERE")
Research Department
1219 28th Street, N.W.
Washington, D.C. 20007
tel. (202) 393-4373
fax (202) 333-6049
Contact: Matthew Walker 202-393-4373

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     The Shareholder Rights By-Law: Giving Shareholders a
Decisive Voice.

By Leonard Chazen

Leonard Chazen is a partner at Howard, Darby & Levin in New York, which represented Mr. Wyser-Pratte in connection with his Wallace
Computer Services proxy solicitation discussed in this article.

Shareholders in several companies are being asked to vote on an innovative by-law that would give stockholders the last word on whether the company should accept a premium takeover bid. The "Shareholder Rights By-Law" was developed by Guy P. Wyser-Pratte, an arbitrageur who often speaks out on corporate governance issues. It would require anti-takeover defenses against certain premium cash tender offers to be terminated after ninety days unless shareholders approved the board's opposition to the offer. It is reprinted below.

The by-law received substantial shareholder support at the Wallace Computer Services (Wallace) annual meeting in November 1996, but it was apparently defeated when a large shareholder switched its vote during the meeting from a vote for the by-law to an abstention.(n1) Before the Wallace vote both Institutional Shareholder Services ("ISS") and The Proxy Monitor recommended that their subscribers vote in favor of the proposal at Wallace. Wyser-Pratte has announced that he will seek to have shareholders call a special meeting to adopt the by-law and change the board of directors at Rexene Corporation, and he intends to propose the Shareholder Rights By-Law at other corporations as well.

Controversy over the Legal Validity of the By-law

Wallace's initial response to the by-law proposal, articulated in its preliminary proxy materials, was a flat statement that the by-law proposal was "invalid"; and that if the by-law were adopted by stockholders, it would "not be given effect by the Company." In a subsequent filing with the SEC, however, Wallace showed less confidence in its legal position. While still referring to an opinion of counsel that the proposal was "invalid as a matter of Delaware law," Wallace went on to say that "the validity of the Tender Offer Proposal or any similar proposal under Delaware law has not been considered or conclusively resolved by the Delaware courts, and as such, there is a possibility that the Company's position that the Tender Offer Proposal is invalid would not survive a court challenge."

     The revised language in the Wallace proxy statement reflected the possibility that shareholders of Delaware corporations have untapped powers to limit the board's authority to pursue policies that lack shareholder support. Most corporate lawyers are familiar with Section 141(a) of the Delaware General Corporation Law, which gives the board authority to manage the business and affairs of the corporation. Section 141 is balanced, however, by Section 109 which authorizes stockholders to adopt by-laws relating to the powers of stockholders and directors. Whether Section 109 empowers stockholders to curb the board's use of anti-takeover defenses depends on the relationship between Section 109 and Section141(a), a subject that the Delaware courts have never considered.

The well-known Delaware cases, upholding resistance by the target company board to an unsolicited takeover bid, such as Paramount Communications, Inc. v. Time, Inc.,(n2) did not resolve the legal status of measures like the Shareholder Rights By-Law. None of those cases involved a corporation whose stockholders had adopted such a by-law nor did they consider the shareholders' authority to take such an action. While the courts in those cases generally showed great respect for the business judgment of the board, they did not change the basic structure of Delaware law under which the board exercises its authority within a framework of statutes and a charter and by-laws that limit the powers of the board.

     The Moore Offer for Wallace

It seems appropriate that an effort to curb the board's unilateral power to resist hostile takeover bids would come from a stockholder of Wallace Computer Services, which rebuffed an offer from Moore Corporation Limited last year despite the apparent desire of a majority of the company's shareholders to accept the Moore offer.

Almost 75 percent of the Wallace shares were tendered to Moore, in response to a cash tender offer at a 45 percent premium over the previous market price of the Wallace shares. However, Moore could not afford to close the tender offer because Wallace has a "poison pill" which imposes unacceptable financial penalties on a bidder who goes over a set ownership threshold without the approval of the board of directors. Although Moore also persuaded shareholders to elect a slate of Moore nominees to the board of directors by a majority vote, that too did not change control of the company. Wallace has a staggered board on which only one third of the members come up for reelection each year; so in addition to electing a slate of nominees at the 1995 annual meeting, Moore would have had to repeat this feat in 1996 to change control of the board through proxy solicitations. Moore did try to amend the by-laws to enable shareholders to remove the existing board and elect a new majority at a single annual meeting, but it was unable to get the 80 percent stockholder vote needed to make that change.

After failing to persuade the Delaware federal district court to order the Wallace board to redeem its poison pill, Moore ended its attempt to acquire Wallace in 1995. Some shareholders hoped that Moore would sustain its interest for another year and make an attempt to gain control of Wallace through a second proxy solicitation in 1996. But on August 6, a day before the deadline for nominating candidates to run for director at the 1996 annual meeting, Moore announced that it was abandoning its efforts to acquire Wallace because of a change in business strategy.

A Description of the Shareholder Rights By-Law.

It was at this point that Mr. Wyser-Pratte made his proposal to amend the Wallace by-laws to limit the authority of the Wallace board to carry out anti-takeover defenses if a situation like the Moore bid arises in the future. As formulated by Wyser-Pratte, the By-Law (see below), which he calls the Shareholder Rights By-Law, would apply to cash tender offers for all the company's shares at least a 25 percent premium above the average market price of the company's shares during the preceding thirty days. If the company received an offer to which the Shareholder Rights By-Law applied, the by-law would prohibit the company from continuing defensive measures against the tender offer more than ninety days after the offer is received, unless shareholders approved the board's opposition to the offer. To assure that all stockholders have a fair opportunity to tender their shares into the offer, the by-law would only apply to offers that remain open for at least ten business days after the end of the ninety-day period. Similarly, if the board of directors calls a stockholders meeting to seek approval to continue defensive measures against the offer, the record date must be at least five business days after the company files its statement of position on the offer with the SEC. This provision is designed to ensure that stockholders who purchase shares after the offer is announced have a fair opportunity to vote those shares.

     To see how the Shareholder Rights By-Law would work in practice, it is helpful to imagine what would have happened if the by-law had been in effect when Moore made its offer for Wallace. Clearly the Board would have had to vary from the policy it actually followed: deciding on its own authority to oppose the Moore offer without seeking a better alternative for shareholders. If the Board had wanted to maintain the Company's independence, it would have had to convince a majority of the shareholders to support this alternative. Assuming that the Board could not have won a referendum on a "just say no" defense, the Board would have had to auction the company off or negotiate the terms of an acquisition with Moore or another prospective purchaser or provide the stockholders with equivalent value through a recapitalization or share repurchase program.

Is the Shareholder Rights By-Law Good for Shareholders?

The Wyser-Pratte/Wallace proxy contest gave stockholders the opportunity to hear the arguments for and against the Shareholders Rights By-Law.

Wyser-Pratte's case for his by-law was a simple one. If a premium offer is made to acquire a company's stock, the Board and management should either try to get a better offer for stockholders or stand aside and let the stockholders decide whether or not to accept the offer. It is wrong for the board to take this decision away from stockholders by using the poison pill and other defenses to block the offer, particularly in a company like Wallace which is largely immune to a proxy contest for control because of its staggered board.

Wallace's rebuttal had two essential elements:

     First, he claimed that "the by-law proposal would make it practically impossible to keep the company independent, even if that were the best alternative for shareholders." Wallace said that the Board would not have a fair chance to convince shareholders to let the company stay independent, because to do so "the Board would almost certainly have to disclose confidential information about future strategies and prospects that would harm the company and benefit competitors."

This argument is hard to reconcile with the basic idea of shareholder democracy or the right of stockholders to dispose of their shares freely. A target company board is certainly entitled to ask stockholders to take it on faith that the stock is worth more than the offer price, but stockholders should at least have the right to consider and reject the board's advice. It is worth remembering, however, that the paternalistic justification for anti-takeover defenses was endorsed by the court that upheld Wallace's defenses against the Moore offer in 1995. See "How Shareholder Rights By-Law fits into the Delaware System of Corporate Law," below.

Wallace's second argument against the By-Law is that it would undermine the board's bargaining power with a hostile bidder, resulting in a sale of the company at an inadequate price. Wallace claimed that if the by-law were adopted, a bidder would make its offer at or slightly above the by-law's 25% threshold: just enough to attract a majority of the company's shares. The company would not be able to induce the bidder to increase its price, because the bidder would only have to wait out the ninety-day period to be able to proceed with the offer without interference from the company.

This argument ignores the competitive forces that operate in the acquisition market. If a company is about to be bought at a bargain price, alternative buyers normally appear to make competing bids. While Wallace claimed that ninety days is not enough time to shop the company and attract competing offers, ISS agreed with Wyser-Pratte that this is generally an adequate time period. Extraordinary circumstances may arise in which a ninety-day time limit on defenses would be harmful to shareholders: there may be only one logical buyer for the target company or the board may need more than ninety days to complete the bidding process. But then the board could ask shareholders to authorize the continuation of defensive measures past the ninetieth day: a request that is likely to be granted if shareholders are convinced that the board is converted to the cause of maximizing current value and has a good reason why it needs more time or more leverage.

Perhaps a board committed to the goal of maximizing shareholder value could obtain a higher price in a sale of the company if it were not constrained by the Shareholder Rights By-Law. But, as Wyser-Pratte has pointed out, the Shareholder Rights By-Law would never be proposed in a company with that kind of board. It only surfaces in companies like Wallace and Rexene where maximizing the current value of the stock is clearly not the board's top priority and the board must be neutralized if the company is to be sold.


The Legal Validity of a Shareholder Rights By-Law.

There appear to be two principal bases for the Wallace Board's position that the Shareholder Rights By-Law is legally invalid. One is the language of Section 141(a) of the Delaware Corporation Law which provides that "the business and affairs of every corporation organized under this chapter [i.e. the Delaware General Corporation Law] shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation." The other is the line of cases, including Moore v. Wallace,(n3) which have taken the view that even where a majority of the shares have been tendered into an offer, the board is entitled to take reasonable defensive measures against the offer, provided that, in good faith and upon reasonable investigation, the directors believe that the offer poses a danger to corporate policy and effectiveness.(n4)

     This analysis overlooks a third dimension of the law that bears on the validity of the Shareholder Rights By-Law. Section 109(a) of the Delaware Corporation Law gives stockholders the power to adopt, amend or repeal corporate by-laws. Section 109(b) states:

The bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees. (Emphasis added.)


     To determine the validity of the Shareholder Rights By-Law it is necessary to harmonize Sections 141(a), Section 109 and the cases interpreting the powers and duties of stockholders and directors. The first step toward this understanding is to establish the relationship between Section 141(a) and Section
109. A reading of the two sections does not support the view that Section 141(a) overrides or negates the grant of authority in Section 109(b). While Section 109(b) only permits by-laws to contain provisions that are "not inconsistent with law or with the certificate of incorporation," Section 141(a) avoids such inconsistency by qualifying any exclusive grant of authority to the board of directors with the phrase "except as may be otherwise provided in this chapter..." This savings clause leaves room for by-laws adopted by stockholders pursuant to
Section 109(b). Moreover, the broad language of Section 109(b) would be meaningless if Section 141(a) were read as reserving for the board of directors exclusive power over the business and affairs of the corporation, except for matters explicitly made subject to a stockholder vote in other parts of the statute (e.g., the provision for a stockholder vote on mergers in Section
251).

     Opponents of the Shareholder Rights By-Law may suggest one way of reconciling Section 109 and Section 141 that would tend to invalidate the Shareholder Rights By-Law. The only proper subjects for by-laws, they may suggest, are organizational or procedural matters, such as the number of directors on the board or the rules for setting a record date for a shareholders meeting, while substantive business decisions, like whether to oppose a takeover bid, are reserved for the board of directors under Section 141 unless there is a specific provision for shareholder action in the statute or certificate of incorporation. This is basically an argument from custom since organizational and procedural matters are what by-laws customarily address. However, the language of Section 109(b)(2) dealing with the proper subject of a by-law argues forcefully for a broader interpretation of the shareholders by-law powers. The pertinent phrase is "relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees." Such a broad grant of authority does not comfortably co-exist with the idea that by-laws may only deal with organizational or procedural subjects such as the date of the annual meeting.

     The meager case law on point does not support a narrow view of Section 109(b)(2) that would invalidate the Shareholder Rights By-Law. The Delaware Courts have said that there are some matters that shareholders must leave to directors, but they have given little guidance as to what those matters are.(n5) In a 1985 case, the Delaware Supreme Court upheld a series of by-laws adopted by stockholders in order to prevent the board of directors from issuing stock to an employee stock ownership plan, which would have diluted the holdings of a stockholder who had recently acquired a 51 percent position and would have blocked the stockholder from taking control of the corporation.(n6)

Opponents of the Shareholder Rights By-Law will point out that the by-laws in question dealt with classic organizational matters, such as the vote needed for action by directors. However, the shareholders were using these rules to facilitate a change in control of the corporation, so these could hardly be considered mere organizational by-laws. Also of interest is Securities and Exchange Commission v. Transamerica Corp.,(n7) affirming the SEC position that, under Delaware law, stockholders properly could propose a by-law requiring the employment of independent auditors. These cases, read together with the language Section 109(b)(2), suggest that shareholders have some power to enact by-laws dealing with substantive questions of business policy. One sensible way of drawing the line is that shareholders may adopt by-laws dealing with major business policy issues, but may not use by-laws to manage the day-to-day business of the company. Under this interpretation the Shareholder Rights By-Law would be a valid exercise of the shareholders' by-law amendment powers.

     This interpretation would not require an overhaul of the Delaware case law dealing with defensive measures by the board of directors against hostile takeover bids: a line of cases that ends with Moore v. Wallace and includes such important Delaware decisions as Unitrin, Inc. v. American Gen. Corp.,(n8) Paramount Communications, Inc. v. Time, Inc.,(n9) and Unocal Corp. v. Mesa Petroleum Co.(n10) Each of these cases focused on whether the directors had met their fiduciary duties to the company's stockholders in taking defensive measures against a hostile takeover bid. None of the target companies in those cases had a shareholder-adopted by-law which would have limited the directors' authority to resist a takeover bid; nor did the court in any of the cases consider the stockholders' authority to adopt such a by-law. The Delaware courts have recognized that their customary deference to the business judgment of the board of directors may be out of place when that judgment comes into conflict with the exercise of shareholder rights. In Blasius Industries v. Atlas Corp.,(n11) for example, Chancellor Allen observed that the business judgment rule (or even the more demanding Unocal standard) does not apply to efforts by the board to interfere with a shareholder vote because such action "involves allocation, between shareholders as a class and the board, of effective power with respect to governance of the corporation."(n12) The same observation might be made about an attempt by the board to maintain anti-tender offer defenses in violation of a by-law duly adopted by shareholders.

It is inherent in the Delaware system of corporate law that a board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, but the board must do so within the framework of statutes, charter provisions and by-laws which may limit the actions the directors can take. Thus, a board may believe that a defensive merger is the best way to resist a takeover bid that the board opposes; but if the board cannot find a way around the statutory shareholder voting requirement for mergers-- as some target boards have in the past-- then the board must submit the transaction to a shareholder vote, even if it jeopardizes the board's ability to resist the takeover bid. The Shareholder Rights By-Law would supplement the framework within which the board must operate by setting a time limit on certain defensive actions by the board unless approved by stockholders. This time limit would be separate and distinct from the board's fiduciary duties under Delaware case law; and the board would not be excused from compliance with the by-law merely because it had met the requirements of Unocal or any other case relating to fiduciary duties.

Scope of Obligation to Refrain from Defensive Measures.

While the Shareholder Rights By-Law is aimed principally at the Poison Pill, its prohibitions reach all "defensive measures." This is a term the Delaware courts should not have difficulty interpreting since they have made it the touchstone for applying the Unocal doctrine. In particular, the courts have felt competent to distinguish the elements in a transaction that are primarily designed to defeat a competing bid from those that have other business purposes.(n13) However, the adoption of the Shareholder Rights By-Law would not cause all defenses to terminate after ninety days without shareholder approval. Any defenses imposed by statute or the certificate of incorporation, which are both higher authorities than a mere by-law, would probably survive the enactment of the Shareholder Rights By-Law.


An example is Section 203 of the Delaware General Corporation Law (the "Business Combination Statute") which prevents someone who acquires 15 percent or more of a company's stock (thereby becoming an "Interested Stockholder") from engaging in a business combination with the company for three years after passing this ownership threshold, but grants several exceptions to this rule including one for an Interested Stockholder whose initial acquisition of shares was approved by the board of directors. Bidders commonly make their offer conditional on receiving an approval from the board that would put their subsequent second-stage merger outside the scope of the Business Combination Statute.

It is questionable how formidable an obstacle the Business Combination Statute would be in the absence of a poison pill. Bidders routinely make offers conditional on obtaining exceptions from the board of directors to these obstacles to a second-stage merger, because they have to make the offer conditional on redemption of the poison pill--which is a true show stopper-- and as long as the offer includes one condition that requires board action, there is no reason not to add everything else the bidder would want the board to do in a negotiated acquisition.

If, however, the poison pill were swept away by the Shareholder Rights By-Law or similar provision, a condition requiring the board to grant an exemption from the three-year waiting period for second-stage mergers would materially weaken a hostile tender offer; and bidders might find other ways of dealing with the Business Combination Statute. They might, for example, make the offer conditional on acquiring 85% of the outstanding shares in the offer, which would also exempt the bidder from the three-year waiting period. While this would be a material condition, it would be less damaging to the offer than having to get an exemption from an unfriendly board. Some bidders might be prepared to go ahead without any exemption from the Business Combination Statute and either be prepared to live with a minority for three years or count on approval of the second-stage merger by two-thirds of the outstanding minority shares, which would be another basis for an exemption from the three-year waiting period.(n14)

How the Shareholder Rights By-Law fits into the Delaware System of Corporate Law.

Given the absence of ruling precedents or dispositive statutory language, corporate governance philosophy is likely to play a major role in determining how the courts rule on the validity and scope of the Shareholder Rights By-Law. The opinion in Moore v. Wallace shows how paternalistic a view the courts can take of the relationship between boards of directors and stockholders. The court found that "the Moore tender offer pose[d] a threat to Wallace that shareholders, because they are uninformed, will cash out before realizing the fruits of the substantial technological innovations achieved by Wallace," and that the board response to this threat of shareholder action was reasonable because "shareholders, at the time of the Moore offer, [were] unable to appreciate the upward trend in Wallace's earnings..." It should be noted that at the time the court made this statement the Moore bid had been on the table for almost four months, during which the board had the opportunity to make its case against the Moore offer to the Wallace shareholders. The court also found that the board's refusal to redeem the poison pill was not coercive or preclusive, because the board's decision did not discriminate among shareholders and "would have no effect on the success of the proxy contest." If the court was saying that a proxy contest gave Moore and the Wallace shareholders an adequate remedy for the poison pill, it might have explained how they could be expected to overcome Wallace's staggered board which made it impossible to use a proxy contest as an effective referendum on the sale of the company.

While a similar view of the stockholder-board relationship can be found in Delaware Supreme Court takeover defense cases,(n15) Delaware court opinions dealing with other issues show a much higher regard for the intelligence of shareholders and a much less permissive attitude toward the board of directors. For example, the Delaware courts have protected the right of shareholders to conduct proxy contests or consent solicitations to gain control of the board of directors, stepping in to prevent the board from manipulating the size of the board or meeting and record dates in ways that deny shareholders a fair chance to gain control of the corporation through the exercise of their voting rights.(n16)

The courts have also been quite restrictive toward boards of directors conducting a sale of the company: they have imposed sales guidelines designed to assure that the company is exposed to the marketplace and have required the board to seek the transaction that produces the highest current market value for shareholders, regardless of the values that the directors may perceive in the securities being offered to acquire the company.(n17) Therefore, the anti-takeover defense cases do not necessarily represent the Delaware courts' complete view of the relationship between shareholders and boards of directors, and litigation about the Shareholder Rights By-Law or similar provisions, which require the courts to examine the shareholder-board relationship in a new context, could provide an occasion for the courts to rethink the basic idea that stockholders should be wards of the board in hostile takeovers.

A New Approach to Corporate Governance.

The Shareholder Rights By-Law may also offer a solution to some of the practical problems that have been encountered by the movement for reform of corporate governance. For all the interest in corporate governance that has emerged in the 1990s, there has been little progress toward the goal of assuring that stockholders have the decisive voice if their company becomes the target of a takeover bid. The basic problem is that under the existing system of corporate governance, the board of directors makes the key decisions regarding the sale of the company; and institutional investors do not find it cost-effective to seek and retain board seats, given the size of the investments that most institutions have in any one company and the small likelihood that the company will ever receive a takeover bid in which shareholder interests would diverge from those of management and the board.

     Wyser-Pratte's by-law proposal offers a way for stockholders to gain control over the corporate sale decision without getting entangled in all the commitments and obligations of board membership. The by-law would function as a safety-valve, allowing management and the existing board to continue running the company but giving shareholders the ability to step in and make the key decisions if the company is presented with an attractive takeover bid.

---------------
Exhibit I
TEXT OF WYSER-PRATTE SHAREHOLDER RIGHTS BY-LAW

     'If a fully financed tender offer is made to purchase all the Company's outstanding shares of Common Stock for cash at a price that is at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the 30 days prior to the date on which such offer is first published or sent to security holders and the Board of Directors opposes such offer, the Board of Directors shall terminate all defensive measures against such offer at the end of the ninetieth day after such offer is first published or sent to security holders, unless the Board of Directors' policy of opposition to such offer is approved by a vote of a majority of the shares of Common Stock present and entitled to vote on the subject matter at a meeting of stockholders which is held on or before such ninetieth day and at which a quorum is present; provided, however, that the Board of Directors shall not be required to terminate defensive measures against such offer at the end of such ninetieth day unless at such time the offer has an expiration date which is at least ten business days thereafter. Notwithstanding anything to the contrary contained in Section 2.5 of the by-laws, unless the record date for such stockholders meeting was set prior to the date on which such offer was first published or sent to security holders, the record date for such meeting shall be at least five business days after the date on which the Company files its statement of position with respect to such offer in accordance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended. At such time as it is required, pursuant to the first sentence of this by-law, to terminate defensive measures against such offer, the Board of Directors shall redeem the outstanding Rights under the Rights Agreement dated as of March 14, 1990 between the Company and Harris Trust and Savings Bank, as Rights Agent, or any successor agreement. Prior to the end of such ninetieth day, unless the Board's policy of opposition to such offer has been approved by a stockholder vote as provided in this by-law, the Board of Directors shall take such reasonable actions as are necessary to preserve the possibility of satisfying the conditions to such offer after such ninetieth day. This Section
7.8 may only be amended or repealed by a stockholder vote pursuant to Section 7.1 of the By-Laws.'
------------------
ENDNOTES

1 - In December, 1996 Wyser-Pratte was investigating the circumstances surrounding the vote change.
2 - 571 A. 2d 1140 (Del. 1989).
3 - 907 F. Supp. 1545 (D. Del. 1995).
4- The Wallace proxy materials also state that the Shareholder Rights By-law is inconsistent with Wallace's charter which provides that a special stockholders meeting may be called only by the board of directors. Wallace reasons that the charter "vests in the Wallace board the exclusive, discretionary authority to determine whether to call a special meeting if the Board determined that resisting a takeover threat was in the best interests of Wallace and its stockholders" and therefore bars a by-law that would "require the Wallace Board to call a special meeting if the Board determined that resisting a takeover threat was in the best interests of Wallace and its stockholders." However, the Shareholder Rights by-law would not force the board to call a special meeting. The Board would always have the option of not calling a stockholders meeting and allowing defensive measures to lapse after ninety days (or if the timing is right, to ask stockholders to approve the Board's policy of opposition to a tender offer at an annual meeting). To find an inconsistency between the Charter and the Shareholder Rights By-Law, it is necessary to read the Charter provision as barring stockholders, not only from calling a special meeting, but from even creating a situation in which the Board may find it necessary to call a stockholders meeting in order to pursue policies favored by the Board. This seems a far-fetched reading of a Charter provision that merely says that "special meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors."
5 - See, e.g. Abercrombie v. Davies, 123 A. 2d 892 (Del. Ch.
1956).
6 -  Frantz Manufacturing Co. v. EAC Indus., 501 A.2d 401 (Del.
Supr. 1985)
7 - 163 F.2d 511, 517 (3rd Cir. 1947).
8 - 651 A. 2d 1361 (D. Del. 1995)
9 - 571 A. 2d 1140 (Del. 1989)
10 - 493 A. 2d 946 (Del. 1985).
11 - 564 A.2d 651 (Del. Ch. 1988).
12 - Id. At 660.
13 - Unocal Corp. v. Mesa Petroleum Co., 493 A. 2d 946 (Del.
1985). Compare Revlon, Inc v. MacAndrews & Forbes Holdings, Inc., 506 A. 2d 173 (Del. 1986) with Citron v. Fairchild Camera & Instrument Corporation, 569 A. 2d 53 (Del. 1989).
14 - Wyser-Pratte proposed that the Wallace stockholders adopt a by-law opting out of the Business Combination Statute, as is permitted by the statute. He did not claim that the Business Combination Statute is an insurmountable obstacle, like the poison pill, but he did argue that it discourages acquisition bids and that the protections it offers are superfluous. Whether or not the Business Combination Statute applied, minority stockholders would be protected in a second-stage merger by the Delaware "entire fairness test" which is commonly satisfied by conditioning a second-stage merger on approval by a majority of the minority stockholders. This proposal received substantially less support than did the Shareholder Rights By-law and was not adopted.
15 - Unitrin, Inc. v. American Gen. Corp., 651 A.2d. 1361 (Del.
1995); Paramount Communications, Inc. v. Time, Inc., 571 A. 2d
1140 (Del. 1989).
16 - Schnell v. Chris-Craft Industries, Inc., 285 A. 2d 437 (Del.
1971); compare Blasius Industries, Inc., 564 A. 2d 651 (Del. Ch.
1988) with Frantz Manufacturing Co. v. EAC Indus., 501 A. 2d 401
(Del. 1985).
17 - Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986); Paramount Communications, Inc. v. QVC Network Inc., 637 A. 2d 34 (Del. 1993).
12